Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of March, 2005, by and between ROBERT D. PETTUS, JR. (hereinafter “Pettus”) and COCA-COLA BOTTLING CO. CONSOLIDATED (hereinafter the “Company”).

W I T N E S S E T H:

WHEREAS, Pettus has served as an officer of the Company in various capacities since 1984; and

WHEREAS, Pettus has expressed his intention to retire as an officer of the Company effective as of February 28, 2005 (the “Retirement Date”), and the Board of Directors of the Company (hereinafter the “Board”) desires to ensure that Pettus will serve as a consultant to the Company after his retirement; and

WHEREAS, Pettus is willing to provide such consulting services to the Company after his retirement under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and other consideration as expressly provided for herein, the parties hereto agree as follows:

1. Consulting.

(a) Duties. Commencing as of March 1, 2005 and in furtherance of the services performed by Pettus prior to his Retirement Date, Pettus shall provide consulting services in connection with (i) the organization, administration and pastoring of the Company’s stewardship programs and (ii) the on-going development, fostering and pastoring of the Company’s customer and officer relationships. In addition, Pettus stands ready to and shall furnish to the Company such other consulting services as the Chief Executive Officer of the Company (or his designee) may reasonably request, which such other consulting services may include consulting with and assisting the management of the Company concerning the general oversight and guidance of the Company and major projects of the Company, and providing the Company with the benefit of his experience and knowledge concerning all such matters. Pettus agrees to provide the Company with such time and business resources as are reasonably necessary in order to carry out his responsibilities hereunder, and he agrees not to accept any other employment that would preclude him from carrying out or otherwise interfering with his responsibilities hereunder. In addition, Pettus acknowledges that from time to time he may be required to provide substantial time and business resources to the Company in connection with the consulting services requested hereunder. The parties agree that in performing consulting services hereunder Pettus shall not be an employee of the Company but shall act in the capacity of independent contractor.

(b) Compensation. In consideration for the services to be rendered by Pettus hereunder, the Company agrees to pay to Pettus $350,000 annually, such amount to be paid in advance in equal quarterly installments of $87,500 commencing March 1, 2005. In addition, in consideration of the services to be rendered by Pettus hereunder, the Company shall reimburse Pettus his annual dues to Quail Hollow Country Club during the term of this Agreement.

2. Term. The term of this Agreement shall commence as of the date hereof and shall continue until February 28, 2007; provided, that at any time prior to February 28, 2007 or the expiration of any extended term thereafter, the Board and Pettus may agree to extend the term of this Agreement for an additional term of one or more years on such terms and conditions as are mutually agreed by the Board and Pettus. Notwithstanding the foregoing, this Agreement shall terminate prior to February 28, 2007 (or any extended term) upon the following events:

(a) Pettus elects to terminate this Agreement, in which event Pettus shall serve sixty (60) days advance written notice upon the Company informing the Company of his election to terminate this Agreement;

(b) The death of Pettus, in which event this Agreement shall terminate automatically, without any requirement of notice; or

(c) A determination made in good faith by the Board that Pettus has willfully failed to perform or is unable to perform due to medical infirmity the services assigned to him by the Company pursuant hereto, in which event this Agreement shall terminate automatically, without any requirement of notice.

3. Continued Service as a Director. Pettus and the Company acknowledge that Pettus is currently serving as a director of the Company with a term expiring in 2005. Pettus shall continue to serve as a director of the Company for the remainder of such term in accordance with the Bylaws of the Company; provided, that during the term of this Agreement, Pettus shall not be entitled to receive any compensation for his services as a director, either in the form of an annual retainer, meeting fees or otherwise. Notwithstanding the foregoing, if Pettus continues to serve as a director following the termination of this Agreement, then Pettus shall be entitled to receive the same compensation and benefits afforded to other non-employee directors of the Company for his services as a director from and after the termination of this Agreement.

4. Employee Benefit Plans of the Company. Pettus shall be entitled to all of the rights and benefits afforded to Pettus pursuant to the terms of the employee benefit plans of the Company in which Pettus participates as in effect as of the Retirement Date. This Agreement shall neither reduce nor enlarge Pettus’ rights, if any, under the terms of such plans and shall not change the terms of such plans or the benefits earned by or due to Pettus thereunder.

5. Confidentiality of Company Information. Pettus agrees to keep confidential and not to disclose to anyone other than a person acting on behalf of the Company any information about the Company concerning its methods and manner of operation, marketing plans, new products, procedures, methods, processes, know-how and techniques, customer lists and other similar information that may be useful by a competitor of the Company. This obligation shall continue throughout the term of this Agreement and thereafter indefinitely.

6. Covenant Not to Compete. Pettus agrees not to engage in any business activity which competes with or is likely to compete with the business of the Company in the states in which the Company conducts its business operations during the term of this Agreement and for a period of two (2) years following the termination of this Agreement; provided, that the foregoing will not restrict the ability of Pettus to purchase or otherwise acquire up to one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under the Securities Exchange Act of 1934. For the purposes hereof, engaging in a business activity shall include engaging in a business as an employee, partner, officer, director, consultant, or owner of an equity interest in a business, whether it is a proprietorship, corporation, partnership, limited liability company or similar entity.

7. Governing Law. This Agreement shall be governed by and interpreted by the laws of the State of North Carolina, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary.

8. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and all previous agreements and discussions relating to the same or similar subject matter are merged herein. This Agreement may not be changed, amended, modified, terminated or waived except by a writing signed by both parties hereto. Neither this Agreement nor the provisions of this Section may be changed, amended, modified, terminated or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Pettus has hereunto set his hand and seal, all of the day and year first above written.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint
Name:	Henry W. Flint
Title:	Executive Vice President
/s/ ROBERT D. PETTUS, JR.
ROBERT D. PETTUS, JR.